CONSULTING AGREEMENT


     CONSULTING AGREEMENT (this "Agreement") effective the 28th day of October, 1996, between OPTEK TECHNOLOGY, INC., a Delaware corporation (hereinafter called the "Company"), and GRANT DOVE, an individual residing in Dallas, Texas (hereinafter called "Consultant");
                            W I T N E S S E T H:
     WHEREAS the Company desires to retain Consultant as an independent contractor to perform certain duties described herein;
     NOW THEREFORE, in consideration of the mutual agreements herein made, the Company and Consultant do hereby agree as follows:
     1. Retainer as Consultant. The Company hereby designates and appoints Consultant as an independent contractor to provide services described herein for the Company, and Consultant hereby accepts such appointment upon the terms and conditions hereinafter set forth.

     2.   Status of Consultant as an Independent Contractor.

          (a) In exercising the duties and obligations arising under the terms of this Agreement, Consultant shall at all times be and remain an independent contractor and nothing in this Agreement will constitute Consultant a general partner or joint venturer of the Company. Consultant shall have full discretion and authority as to the manner in which Consultant carries out his duties and obligations hereunder and the time at which Consultant carries out his duties and obligations.

          (b) The parties agree that by the execution of this Agreement and the performance of his responsibilities as an independent contractor hereunder, Consultant is not assuming and shall not assume any of the Company's corporate obligations.

          (c) Consultant shall be solely responsible for paying all taxes, including social security, which may be or become due as a result of remuneration payable to him under this Agreement.

      3.  Remuneration.

          (a) For all services rendered by Consultant under the terms of this Agreement, Consultant shall receive compensation at the rate of $25,000 per fiscal quarter of the Company, payable in cash within ten (10) days after the end of each fiscal quarter of the Company during which Consultant shall have provided services hereunder. In the event that Consultant shall serve for a portion but not the entirety of any fiscal quarter of the Company, the amount paid to Consultant shall be adjusted proportionately.

          (b) Consultant shall also be entitled to reimbursement by the Company of all reasonable, ordinary and necessary business expenses incurred by Consultant in carrying out the duties of his appointment hereunder, provided that Consultant accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company's Board of Directors.

     4. Term of Appointment. The term of Consultant's appointment (hereinafter referred to as the "term of appointment") shall commence on the date hereof and terminate on May 30, 1998.

     5.   Termination by Company.

          (a) If Consultant dies during the term of appointment, Company shall pay to:

               (i) the surviving spouse of Consultant in the event of his death, for so long as she survives; or,

               (ii) the estate of Consultant if Consultant's spouse does not survive him, or dies before expiration of the term of appointment,

     all amounts payable to Consultant hereunder through the date of death and the amounts which would otherwise be payable to Consultant pursuant to Section 4 hereof during the ninety (90) day period immediately following the date of death, less any amounts payable to Consultant (or such spouse or estate) pursuant to any insurance programs provided for Consultant's benefit with premiums paid by Company. All other rights of Consultant under this Agreement shall terminate concurrently with his death.

          (b) The Company may terminate the employment of Consultant at any time upon written notice to Consultant if Consultant has (i) breached an express term or provision of this Agreement and has failed to remedy such breach within thirty (30) days of receipt by Consultant of notice of such breach or (ii) habitually neglected the duties that Consultant is required to perform under the terms of this Agreement at any time within ninety (90) days after having received a written notice from the Company that Consultant has so neglected such duties. In the event of termination of Consultant's employment pursuant to this Section 5(b), Consultant shall be entitled to receive all amounts payable to Consultant through the date of termination and the amounts which would otherwise be payable to Consultant pursuant to
     Section 4 hereof during the ninety (90) day period immediately following the date of termination.

          (c) If Consultant commits any act of criminal misconduct, whether or not related to Consultant's duties hereunder, or any clearly dishonest, disloyal or criminal act toward the Company or its Affiliates, the term of appointment and Consultant's remuneration and other rights under this Agreement or as an employee of the Company shall terminate without severance pay or other obligation on the part of Company upon written notice from the Company to Consultant, but such termination shall not affect the liability of Consultant by reason of his misconduct or dishonest, disloyal or criminal conduct.

          (d) Notwithstanding anything to the contrary contained herein, the term of appointment and the Consultant's remuneration and other rights under this Agreement or as an employee of the Company shall not be deemed to have been terminated pursuant to either Section 5(b) or (c) unless and until there shall have been delivered to the Consultant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Pre-change Directors of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Consultant and an opportunity for the Consultant, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Consultant was guilty of conduct set forth above in Section 5(b) or (c).

     6.   Termination by Consultant.

          (a) The term of appointment may be terminated by Consultant, if the Company fails to perform its duties hereunder or fails to comply with any of the provisions hereof, thirty (30) days after giving written notice to Company stating the nature of such non-performance or non-compliance, unless Company shall have remedied such non-performance or non-compliance with such thirty (30) days notice period.

          (b) The Consultant shall be entitled to terminate the term of appointment hereunder at any time that (A) a change in control of the Company (as defined below) has occurred and (B) there has occurred, without the express written consent of the
     Consultant:

               (i) a substantial alteration in the nature or status of the title, position, duties or responsibilities of Consultant from those in effect immediately prior to the change in control of the Company;

               (ii) a reduction by the Company in the Consultant's remuneration as in effect on the date hereof or as the same may be increased from time to time;

               (iii) the failure by the Company to continue in effect any compensation plan in which the Consultant was participating immediately prior to the change in control, or the failure by the Company to continue the Consultant's participation therein; or

               (iv) any purported termination of the Consultant's term of appointment which is not effected in accordance with the requirements of Section 5 and, for purposes of this Agreement, no such purported termination shall be effective.

          (c) Upon termination of the term of appointment pursuant to Section 6(a) or 6(b), the Company shall pay to Consultant in one lump sum on the fifth (5th) day following such termina-tion, cash in an amount equal to the lesser of (i) the total compensation provided for under this Agreement for the balance of the term of appointment and (ii) the amount that is one dollar ($1.00) less than the amount which would be deemed a "parachute payment" to Consultant under the Internal Revenue Code of 1986, as amended, to be paid in consideration of Consultant's election to release in full all rights under this Agreement.

          (d) For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, or any other actual change in the control of the Company (whether by merger, consolidation, acquisition of assets or stock or otherwise); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of the Company's common stock as of the date of this Agreement, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than forty-five percent (45%) of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors, (ii) a change occurs in ownership of more than forty-five percent (45%) in book value of the Company's assets, or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such two year period constituted the Board of Directors of the Company, including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period (collectively, "Pre-Change Directors"), cease for any reason to constitute a majority of the Company's Board of Directors.

     7. Duties; Extent of Service. Consultant, as an independent contractor, agrees to serve as Chairman of the Board of the Company during his term of appointment and to perform the normal functions and duties of that position as contemplated by the Company's Certificate of Incorporation and Bylaws and applicable law. Consultant may during the term of this Agreement be engaged in any other business activity.

     8. Confidential Information; Covenant Not to Disclose. Consultant recognizes and acknowledges that he will have access to certain Confidential Information of the Company, and that such information constitutes valuable, special and unique property of the Company. Consultant agrees that he will not during the term of appointment or at any time thereafter use, disseminate or disclose any such Confidential Information to any party not associated with the Company for any reason or purpose whatsoever. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach. Upon termination of his appointment by the Company, all documents, records, notebooks and similar repositories of or containing confidential information, including copies thereof, then in Consultant's possession, whether prepared by him or other, will be left with the Company. As used herein, "Confidential Information" means information disclosed to Consultant or known by Consultant as a consequence of or through his association with the Company, not generally known in the industry in which the Company is or may become engaged, about the Company's products, processes or services, including information relating to research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling.

     9. Indemnification; Insurance. The Company agrees to indemnify Consultant against any liability asserted against Consultant by reason of the fact that he is or has been a Director, officer or agent of the Company, or is or has served as a Director, officer or agent of another corporation at the request of the Company to the fullest extent permitted by Delaware law, and the Company shall use its best efforts to obtain officers' and Directors' liability insurance concerning the same.

     10. Contents of Agreement, Parties in Interest, Assignment, Etc. This Agreement sets forth the entire understanding of the parties with respect to the matters contemplated hereby and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. Consultant may not assign, transfer, convey, mortgage, hypothecate, pledge or otherwise encumber the remuneration or other benefits payable to him or any right which he may have under the provisions of this Agreement. This Agreement may and shall be assigned or transferred to, and shall be binding upon and inure to the benefit of, any successor of the Company and any successor shall be deemed substituted for all purposes of the Company under the terms of this Agreement.

     11. Waiver. Any waiver by any party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or any subsequent breach thereof.

     12. Amendment of Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time by written instrument duly executed by each of the parties hereto.

     13. Receipt of Agreement. Each of the parties hereto acknowledges that he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof.
A fully executed copy shall be an original for all purposes and is a duplicate original.

     14. Captions and Section Headings. Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     15. Invalid Provisions. Should any part of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portion of this Agreement shall remain in force and effect as if this Agreement had been executed with the invalid provision eliminated.

     16. Jurisdiction and Venue. Each of the parties hereto hereby irrevocably submits to the jurisdiction and venue of the state and federal courts sitting in the County of Dallas, State of Texas, with respect to any legal proceedings arising out of this Agreement.

     17. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been delivered when sent postage prepaid by registered or certified mail, return receipt requested, in the case of Consultant, to his last place of residence as shown on the records of the Company, or in the case of the Company, to its principal office in the City of Carrollton, Texas.

     18. Miscellaneous. This Agreement shall be subject to and governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first appearing above.
                              THE COMPANY:

                              OPTEK TECHNOLOGY, INC.



                              By:
                                  Thomas R. Filesi
                                  President


                              INDEPENDENT CONTRACTOR:




                              GRANT DOVE